SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 12, 2005

Great Plains Ethanol, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-49779	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Ave. Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On July 12, 2005, Great Plains Ethanol, LLC (hereafter referred to as “we,” “us” or “our”) entered into a second amended Credit Agreement with AgCountry Farm Credit Services, FLCA to refinance our existing debt, and to finance the construction of a capital improvement project at our plant called Project BPX. See Item 2.03, the text of which is included below and incorporated by reference, for details on the second amended Credit Agreement. A copy of the second amended Credit Agreement and related documents will be filed with the Securities and Exchange Commission as an exhibit in our next Form 10-Q.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-

Balance Sheet Arrangement of a Registrant.

On July 12, 2005, we entered into a second amended Credit Agreement with AgCountry Farm Credit Services, FLCA (“AgCountry”).  The amendment makes no material changes to the terms of the existing $26.5 million variable rate note except to eliminate the free cash flow payment effective on January 1, 2005. Under the original and first amended Credit Agreement with AgCountry, we were required to prepay AgCountry each quarter 25% of the free cash flow for such quarter, not to exceed $1.5 million in each fiscal year. Free cash flow was defined as our net income before deductions for interest expense, income taxes, depreciation and amortization, excluding any Bioenergy Program payments received, less expenditures for interest expense, taxes paid during the relevant period, required interest and principal payments, and fixed and capital assets not financed by debt.  The principal balance outstanding was $20,984,846 as of July 12, 2005.

The second amendment converts and refinances the $6.0 million variable-rate, revolving-credit note and $3.0 million variable rate, revolving line of credit into an $8.0 million variable rate, revolving loan and note. The revolving feature permits us to borrow in multiples of $100,000 on a revolving basis, the difference between the principal balance outstanding and $8 million.  The note requires monthly payments of interest based on the average daily balance of the revolving loan during the related monthly period, and is subject to a 0.50% annual commitment fee assessed quarterly on any funds not borrowed. On October 1, 2012, we must pay any principal balance outstanding that exceeds $4 million, after which and until maturity on October 1, 2013 the revolving feature will permit us to borrow the difference between the principal balance outstanding and $4 million.

Finally, the second amendment creates a new $5.0 million variable rate note. The purpose of the note and loan is to finance the construction of a new capital improvement project at our plant called Project BPX. The new note bears interest at LIBOR plus 3.0%. Beginning on January 1, 2006, we will make our first quarterly payment of $156,250 in principal plus accrued interest at the applicable rate in effect and continue such payment until maturity in October 1, 2013. Prepayment is without penalty unless we prepay the loan with sources other than funds internally generated from our operations, at which time the prepayment penalty is 2.0% of net income.

 The three loans and notes are secured by our real property, personal property, general intangibles, improvements, contracts, and other rights set forth under our original Credit

Agreement dated June 19, 2002. In addition to standard covenants and conditions in the amended Credit Agreement, we are subject to the following covenants and/or conditions: 1) fixed charge coverage ratio of not less than 1.15:1.00; 2) owner’s equity ratio of 42% on December 31, 2005, 44% on December 31, 2006, 46% on December 31, 2007, 48% on December 31, 2008, and 50% on December 31, 2009 through maturity; 3) capital expenditure limitation of $750,000 annually except as it relates to Project BPX; 4) current ratio coverage of 1.2:1; 5) minimum working capital of $5 million including the unadvanced portion of the $8.0 million revolving note; and 6) cash distributions to members not to exceed 75% of net income unless owner’s equity ratio exceeds 60% and working capital exceeds $6 million at which time distributions to members can be made up to 100% of net income. In event of default, AgCountry may terminate the Credit Agreement, as amended, and declare the entire amount immediately due and owing. Events of default generally include failure to make payments when due or violations of one or more of the covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: July 18, 2005	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer